AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective as of March 4, 2013,

BETWEEN:

AMERICAN BONANZA GOLD CORP., a corporation with offices in Vancouver, British Columbia ("**AmBon**")

- and -

BONANZA EXPLORATIONS INC. a wholly owned subsidiary corporation of AmBon ("**BEI**")

- and -

WYNNE OLNICK, an individual with a residence in Vancouver, British Columbia ("**Olnick**")

WHEREAS Olnick provided a loan to AmBon in the principal amount of US$220,000 as evidenced by a promissory note dated January 4, 2013 granted by AmBon in favour of Olnick (and acknowledged and agreed to by BEI) (the "**Note**");

AND WHEREAS the parties hereto wish to amend certain terms of the Note a s set forth in this Amending Agreement;

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Note, the parties hereto agree as follows:

1. Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Note, and the Note and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2. Amendments

The parties hereto acknowledge and agree as follows:

(a) that the date "March 4, 2013" in Section 2 of the Note shall be deleted and replaced instead with the date of "July 8, 2013";

(b) that Section 3 of the Note shall be deleted in its entirety and replaced with the following:

3. PREPAYMENT

The Borrower shall be entitled to prepay this Promissory Note at any time prior to the Maturity Date provided that it gives written notice to AmBon of any prepayment hereunder at least five (5) business days prior to such prepayment date. The Borrower shall only have the right to prepay the Principal Amount outstanding in whole, along with all accrued and unpaid interest due and payable thereon, without penalty. Any such prepayment shall be applied by AmBon to prepay any such amounts due and owing to it in such manner as it deems reasonable in its sole discretion.

Notwithstanding any other terms or conditions contained herein, upon any prepayment of the Principal Amount, the following shall apply:

(a) notwithstanding the date of prepayment, a minimum of $10,000 of the commitment fee provided for in Section 5 hereof shall be due and payable on the date of prepayment; and

(b) the Borrower shall pay the Lender a *pro rata* amount of the balance of the commitment fee (being $15,000) calculated as follows:

$$\frac{\text{Number of days from March 8, 2013 until date of prepayment}}{\text{123 days}} \times 15{,}000$$

(c) that Section 5 of the Note shall be deleted in its entirety and replaced with the following:

5. **COMMITMENT FEE**

Subject to Section 3 above, in addition to any other amounts payable hereunder, the Borrower shall pay the Lender a commitment fee of $25,000 in lawful money of the United States of America, such commitment fee to be due and payable on the Maturity Date.

3. Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Note are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4. Enurement

This Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5. Time

Time shall be of the essence of this Amending Agreement.

6. Governing Laws

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7. Execution in Counterpart

This Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be duly executed as of the date and year first above written.

AMERICAN BONANZA GOLD CORP.

Per: ____________________
Name: Brian Kirwin
Title: President & CEO

BONANZA EXPLORATIONS INC.

Per: ____________________
Name: Brian Kirwin
Title: President

____
Witness

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WYNNE OLNICK